EXHIBIT NO. 99.B(13)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the Registration Statement No. 2-79141 of Money Market Variable Account on Form N-3 of our report dated February 20, 2007, relating to the financial statements and financial highlights of Capital Appreciation Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account, Total Return Variable Account and Global Governments Variable Account, appearing in the Annual Report on Form N-CSR of the Compass 2 Variable Accounts for the year ended December 31, 2006, and to the use of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants’ Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts,” effective January 1, 2004, as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Statement of Additional Information.

We also consent to the references made to us under the headings “Condensed Financial Information – Per Accumulation Unit Income and Capital Changes” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 25, 2007